Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC.

APPOINTS SEAN DOWNES AS PRESIDENT AND CEO;

JON SPRINGER AS SVP AND COO

Fort Lauderdale, Fla., February 22, 2013 – Universal Insurance Holdings, Inc. (“Company”) (NYSE MKT: UVE) announced today that, as expected, the Board of Directors appointed Sean P. Downes to succeed Bradley I. Meier as President and Chief Executive Officer of the Company, effective as of the close of business today. Mr. Downes will remain a director of the Company.

Mr. Downes, a 14-year veteran with the Company, has been the Company’s Senior Vice President, Chief Operating Officer and a director since January 2005, and Chief Operating Officer and a director of Universal Property & Casualty Insurance Company, a wholly-owned subsidiary of the Company, since July 2003. Mr. Downes, age 43, was Chief Operating Officer of Universal Adjusting Corporation, a wholly-owned subsidiary of the Company, from July 1999 to July 2003. During that time Mr. Downes created the Company’s claims operation. Before joining the Company in July 1999, Mr. Downes was Vice President of Downes and Associates, a multi-line insurance claims adjustment corporation.

The Company also announced today that, as expected, the Board of Directors appointed Jon W. Springer as Senior Vice President and Chief Operating Officer of the Company. The Board also elected Mr. Springer a director of the Company to fill the vacancy created by Mr. Bradley Meier’s resignation, with the appointment and election each effective as of the close of business today. Mr. Springer, age 43, was Executive Vice President of Universal Risk Advisors, Inc., a wholly-owned subsidiary of the Company, from June 2006 through March 2008, and has been the Executive Vice President of Blue Atlantic Reinsurance Corporation, a wholly-owned subsidiary of the Company, since March 2008. Before joining Universal Risk Advisors, Inc., Mr. Springer was an Executive Vice President of Willis Re, Inc. and was responsible for managing property and casualty operations in its Minneapolis office.

The Company also announced that Norman M. Meier has resigned as Secretary and a director of the Company, effective as of the close of business today. Mr. Meier will remain employed by the Company in an advisory capacity.

“It is an exciting time for the Company and I look forward to leading the Company as the next President and Chief Executive Officer. I am grateful for this opportunity and plan to grow and strengthen the Company in new and positive ways,” said Mr. Downes. “Jon Springer has been a valuable part of our success since 2006 and I am confident that he will be a great asset to our management team as we pursue these goals. I would also like to thank Norman Meier for his years of service as a director of the Company. We wish him the very best in the future.”

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc. (“Company”), with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (“UPCIC”), a wholly-owned subsidiary of the Company, is one of the three leading writers of homeowners insurance in

Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and the Form 10-Q for the quarter ended September 30, 2012.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com